PROSPECTUS SUPPLEMENT                       FILED PURSUANT TO RULE NO. 424(b)(3)
(To Prospectus dated October 25, 2004)                REGISTRATION NO. 333-92161
                                                                       333-95805


                 [Pharmaceutical HOLDRS (SM) Trust Logo Omitted]



                        1,000,000,000 Depositary Receipts
                        Pharmaceutical HOLDRS (SM) Trust

     This prospectus supplement supplements information contained in the prospectus dated October 25, 2004 relating to the sale of up to 1,000,000,000 depositary receipts by the Pharmaceutical HOLDRS (SM) Trust.

     The share amounts specified in the table in the "Highlights of Pharmaceutical HOLDRS" section of the base prospectus shall be replaced with the following:

                                                                          Share         Primary
                   Name of Company                         Ticker        Amounts    Trading Market
--------------------------------------------------       ---------     -----------  ---------------
Abbott Laboratories                                         ABT            14            NYSE
Allergan, Inc.                                              AGN             1            NYSE
Andrx Corporation-Andrx Group                               ADRX            2           NASDAQ
Advanced Medical Optics, Inc.                               AVO         0.222222         NYSE
Biovail Corporation                                         BVF             4            NYSE
Bristol-Myers Squibb Company                                BMY            18            NYSE
Eli Lilly & Company                                         LLY            10            NYSE
Forest Laboratories, Inc.                                   FRX             4            NYSE
Hospira, Inc.                                               HSP            1.4           NYSE
IVAX Corporation                                            IVX          2.34375         AMEX
Johnson & Johnson                                           JNJ            26            NYSE
King Pharmaceuticals, Inc.                                   KG           4.25           NYSE
Medco Health Solutions                                      MHS          2.6532          NYSE
Merck & Co., Inc.                                           MRK            22            NYSE
Mylan Laboratories, Inc.                                    MYL           2.25           NYSE
Pfizer Inc.                                                 PFE            58            NYSE
Schering-Plough Corporation                                 SGP            14            NYSE
Valeant Pharmaceuticals                                     VRX             1            NYSE
Watson Pharmaceuticals, Inc.                                WPI             1            NYSE
Wyeth                                                       WYE            12            NYSE
Zimmer Holdings, Inc.                                       ZMH            1.8           NYSE

     The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

          The date of this prospectus supplement is December 31, 2004.